KEARNY FINANCIAL CORP. AND SUBSIDIARIES
                STATEMENTS RE: COMPUTATION OF PER SHARE EARNINGS
                ------------------------------------------------

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

                                                        Three Months Ended             Six Months Ended
                                                        December 31, 2004             December 31, 2004
                                                       -------------------         --------------------
                                                        (In Thousands, Except Share and Per Share Data)

Income available to common stockholders                     $   3,192                    $   6,988

Weighted average shares outstanding                            10,000                    $  10,000

Basic earnings per share                                    $  319.20                    $  698.80

Income for diluted earnings per share                       $   3,192                    $   6,988

Total weighted average common shares and equivalents
outstanding for diluted computation                            10,000                       10,000

Diluted earnings per share                                  $  319.20                    $  698.80

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